Ex. 99.1

WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LOUISIANA  70130

NEWS RELEASE
CONTACT:	Trisha Voltz Carlson	FOR IMMEDIATE RELEASE
	504/299-5208	November 19, 2008
tcarlson@whitneybank.com

WHITNEY DECLARES REDUCED QUARTERLY DIVIDEND

New Orleans, Louisiana.  The Board of Directors of Whitney Holding Corporation (NasdaqGS:WTNY) declared today a quarterly cash dividend of $.20 per share of common stock, payable on January 2, 2009 to shareholders of record as of December 15, 2008.  This dividend represents a reduction of $.11 per share, or 35%, from the quarterly dividend rate paid in 2008’s third quarter.  The fourth quarter dividend represents an annualized dividend yield of 5.1% based on Whitney’s common stock closing price on November 18, 2008.
“We believe the actions we are taking today are prudent and in the best interests of our shareholders, customers and employees,” said John C. Hope, III, Chairman and CEO.  “The dividend reduction, combined with our recently announced decision to participate in the U.S. Treasury’s Capital Purchase Program, will further strengthen our balance sheet and protect this 125 year old franchise in weathering what is forecasted to become an unprecedented economic time for our country.”
Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the Tampa Bay metropolitan area of Florida.  (WTNY-D)

This press release contains "forward-looking statements" as defined by federal securities laws.  Statements contained in this press release that are not historical facts are forward looking statements.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management, including Whitney’s participation in the U.S. Department of Treasury’s Capital Purchase Program (CPP), benefits of participating in the CPP and the dividend reduction.  Actual results could differ materially from current projections and expectations for many reasons, including without limitation, changing events and trends that have influenced Whitney’s assumptions, but are beyond Whitney’s control.  Forward-looking statements are necessarily estimates reflecting the best judgment of Whitney’s senior management based upon current information and involve a number of risks and uncertainties.  Please refer to Whitney’s filings with the SEC (and available at www.SEC.gov) for a summary of important factors that could affect Whitney’s financial results and operations and its forward-looking statements.  Except as required by law, Whitney does not intend to and assumes no responsibility for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise.

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